                                                                EXHIBIT 10.9













                            EMPLOYMENT AGREEMENT

                               by and between

                            MICHAELS STORES, INC.

                                     and

                            DOUGLAS B. SULLIVAN

     THIS AGREEMENT is entered into effective as of the 6th day of April, 1989, by and between MICHAELS STORES, INC., a Delaware corporation, (hereinafter referred to as the ("Company") and DOUGLAS B. SULLIVAN (hereinafter referred to as the "Executive").

     WHEREAS, the Company wishes to attract and retain well-qualifed executive and key personnel and to assure both itself and Executive of continuity of management in the event of any actual or threatened change of control of the Company; and

     WHEREAS, Executive has heretofore been employed by the Company and is experienced in the business of the Company;

     NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

     1. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in effect through April 5, 1992 provided, however, that commencing on April 6, 1990 and each April 6 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than the October 6 immediately preceding such April 6, the Company shall have given notice that it does not wish to extend this Agreement; provided, further, that notwithstanding any such notice by the Company not to extend, if a Change in Control shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of twelve (12) months beyond the term in effect immediately before such Change in Control.

     2. EMPLOYMENT.  Unless sooner terminated pursuant to the provisions of
Section 8 of this Agreement, the Company hereby agrees to employ Executive, and Executive hereby agrees to remain in the employ of the Company, for the period commencing on the Change of Control Date and ending on the 65th birthday of Executive (the "Employment Period"), to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by Executive immediately prior to the Change of Control Date, which services shall be performed at the location where Executive was employed immediately prior to the Change of Control Date.

     3. BASE COMPENSATION. The Company agrees to pay Executive during the Employment Period a salary, payable in cash at intervals not less frequently than twice monthly, which is not less than his annual salary immediately prior to the

Change of Control Date, with the opportunity for increases, from time to time thereafter, which are in accordance with the Company's regular practices in effect prior to the Change of Control Date.

     4. DISCRETIONARY BONUSES. During the Employment Period, Executive shall be entitled to participate in an equitable manner with all other key management personnel of the Company in discretionary bonuses paid to the Company's key management employees. No other compensation provided for in this Agreement shall be deemed a substitute for Executive's right to participate in such discretionary bonuses when and as declared by the Board of Directors or by any committee thereof.

     5. OTHER COMPENSATION.

          (a) PARTICIPATION IN RETIREMENT AND MEDICAL PLANS. During the Employment Period, Executive shall be entitled to receive employee benefits under, and participate in, all employee benefit plans to which Executive was entitled immediately prior to the Change of Control Date, including but not limited to any applicable pension, retirement, deferred compensation, employee stock ownership or Section 401(k) thrift and savings plans (collectively, "Retirement Plans"), and any disability, life insurance or medical and dental plans provided by the Company to executives with comparable duties; provided, however, that this provision shall not be construed to require the Company to establish any new plans.

          (b) EXECUTIVE BENEFITS; EXPENSES. During the Employment Period, Executive shall be entitled to receive any fringe benefits and perquisites which may be or become applicable to the Company's executive employees, including but not limited to participation in the Company's Key Employee Stock Compensation Program, and any other stock option or incentive plans adopted by the Board of Directors, a reasonable expense account, and any other benefits and perquisites which are commensurate with the responsibilities and functions to be performed by Executive under this Agreement. The Comany shall reimburse Executive for all out-of-pocket expenses which Executive shall incur in connection with his services for the Company. During the Employment Period, Executive shall be entitled to the use of a Company automobile in accordance with the Company's practices in effect prior to the Change of Control Date for providing automobiles to its executives. In addition, during the Employment Period, Executive shall be entitled to legal and financial planning benefits consistent with benefits made available by the Company to its executives prior to the Change of Control Date.

          (c) PARTICIPATION IN OTHER AGREEMENTS. During the Employment Period, Executive shall continue to be treated as an employee under the provisions of all agreements and other documents relating to the Company's Key Employee Stock Compensation Program or any deferred compensation arrangements.

     6. VACATION, SICK LEAVE AND LEAVES OF ABSENCE. During the Employment Period, Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement for the following purposes:

          (a) Executive shall be entitled to an annual vacation in accordance with the Company's practices in effect prior to the Change of Control Date for its senior management officials.

          (b) Upon Executive's request, the Board of Directors shall be entitled to grant to Executive a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board of Directors in its reasonable discretion may determine.

          (c) In addition, Executive shall be entitled to an annual sick leave in accordance with the Company's practices in effect prior to the Change of Control Date for its senior management officials.

   7. CONTROL.

         (a) CHANGE OF CONTROL. Except as provided in this Section 7(a), for purposes of this Agreement, a Change of Control shall mean a change in control of a nature that would be required to be reported in response to
Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (as such disclosure requirement may in the future be otherwise identified), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change of Control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange
Act), other than Mr. Sam Wyly, Mr. Charles J. Wyly, Jr., or any affiliate of either of them, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or (B) during any period of three consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors, including for this purpose any new director whose election by the Board, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

          (b) CHANGE OF CONTROL DATE. For purposes of this Agreement, the term Change of Control Date shall mean the date upon which a Change of Control as defined in Section 7(a) hereof is deemed to have occurred.

     8. TERMINATION OF THE EMPLOYMENT PERIOD.

     The Employment Period shall terminate upon the occurrence of any of the following events:

          (a) any termination by the Company of the employment of Executive with the Company for any reason other than death, physical or mental incapacity, or

          (b) the resignation of Executive upon the occurrence of any of the following:

               (i) a significant change in the nature or scope of Executive's authorities or duties from those described in Section 2;

         (ii) a reduction in or delay in payment of total compensation from that provided in Section 3, 4 and 5;

         (iii) the material breach by the Company of any other provision of this Agreement; or

         (iv) a determination made by Executive, in his sole discretion, that as a result of a Change in Control of the Company and a change in circumstances thereafter affecting his position, he is unable to fully exercise the authorities, powers, functions or duties attached to his or her position and contemplated by Section 2 of this Agreement.

   9. CALCULATION OF TERMINATION PAY. For purposes of this Agreement, Termination Date shall mean the date upon which the Employment Period terminates pursuant to Section 8 hereof. If the Employment Period is terminated pursuant to Section 8 hereof after a Change in Control, but prior to the first anniversary of the Change in Control Date, the Company shall pay to Executive as termination pay the amounts determined as follows:

       (a) an amount equivalent to one hundred percent (100%) of Executive's aggregate monthly salary for the twelve (12) months immediately prior to the Termination Date; and

       (b) an amount equivalent to one hundred percent (100%) of Executive's aggregate bonuses for the twelve (12) months immediately prior to the Termination Date; and

       (c) an amount equivalent to one hundred percent (100%) of the aggregate monthly equivalent cash values of those benefits which Executive shall have received during the twelve (12) months immediately prior to the Termination Date in the form of (i) a car allowance or company car, (ii) those contributions by the Company on behalf of Executive pursuant to a
Section 401(k) or other tax-advantaged savings plan established or to be established by the Company, and (iii) those legal and financial planning benefits made available by the Company to Executive; and

       (d) in addition to the benefits to which Executive is entitled under any pension, deferred compensation or retirement benefit plan or plans maintained by the Company, or any successor plan or plans thereto (hereinafter referred to as the "Pension Plans"), a lump sum equal to the actuarial equivalent of the excess of (x) the retirement pension (determined as a straight life annuity commencing at age sixty-five (65)) which Executive would have accrued under the terms of the Company's Pension Plans (without regard to any amendment to such Pension

Plans made subsequent to the Change in Control Date and on or prior to the Termination Date, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if Executive were fully vested thereunder and had accumulated (after the Termination Date) twelve (12) months of service credit thereunder at a level of one hundred percent (100%) of Executive's average rate of compensation during the twelve
(12) months immediately prior to the Termination Date and (y) the retirement pension (determined as a straight life annuity commencing at age sixty-five
(65)) which Executive had then accrued pursuant to the provisions of the Pension Plan.

   10.  CONTINUATION OF MEDICAL AND HEALTH BENEFITS.  For a period of twelve
(12) months following the Termination Date, the Company shall arrange to provide Executive with life, medical, dental, health, accident and disability insurance benefits substantially similar to those that Executive is receiving or is entitled to receive immediately prior to the Termination Date, which benefits shall in no event be less than those benefits in effect immediately prior to the Change of Control Date.

   11. PAYMENT OF LEGAL EXPENSES. The Company shall also pay Executive all legal fees and expenses incurred by Executive as a result of any termination pursuant to Section 8 hereof, including, but not limited to, all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.

   12. DISBURSEMENT OF TERMINATION PAY. The aggregate amount of all termination payments that are payable to Executive as provided in Section 9 hereof shall be determined in good faith by the Company within 15 days following the Termination Date, and such termination payments shall be distributed by the Company to Executive, at the election of Executive (which election shall be made within thirty (30) days following the Termination
Date), either (A) in one lump sum within ninety (90) days following the Termination Date or (B) in twelve (12) equal monthly installments beginning thirty (30) days following the Termination Date and continuing every thirty
(30) days thereafter.

   13. NOTICES. Any notices, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal executive offices to the attention of the President, with a copy to the attention of the General Counsel.

   14. SUCCESSORS AND ASSIGNS.

       (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Company.

       (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while he or she is entitled to receive any amounts payable pursuant to this Agreement, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

   15. AMENDMENTS. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

   16. APPLICABLE LAW. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Texas, except to the extent that federal law shall be deemed to apply.

   17. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

   18. ENTIRE AGREEMENT. This Agreement contains all the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications.

   IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

                                       EXECUTIVE:

                                             /s/ DOUGLAS B. SULLIVAN
                                       --------------------------------------
                                               Douglas B. Sullivan


ATTEST:                                MICHAELS STORES, INC.

   /s/ MARK V. BUSBY
- -------------------------              By:       /s/  B. B. TULEY
                                           ----------------------------------
                                               B. B. Tuley, President